Exhibit 10.28

License and Services AGreement

This Services and License Agreement (“Agreement”) is made and entered into as of the 9th day of February, 2026 (“Effective Date”) by and between SENOTHERAPEUTIX, Inc., a Delaware company with an address at                                                                            (“SENOTHERAPEUTIX”) and Eos SENOLYTIX, Inc., a Delaware company with an address at                                                                          (“Eos”). SENOTHERAPEUTIX and Eos are each referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, SENOTHERAPEUTIX owns or controls certain intellectual property rights, access to certain facilities and possess certain resources useful for research and development of geropeptides and oncopeptides and related technologies;

WHEREAS, Eos was formed to research and develop specific therapeutic programs as further defined herein; and

WHEREAS, SENOTHERAPEUTIX is willing to license certain of its intellectual property rights to Eos, and provide Eos with access to and use of certain of its know-how, facilities and resources in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1: Definitions

1.1 “Affiliate” means an entity (i) greater than fifty (50%) percent of the voting stock or other ownership interest or interest in the profits of such entity of which is owned and/or controlled directly or indirectly by a Party (each such entity, a “Subsidiary Affiliate”), (ii) which directly or indirectly owns and/or controls greater than fifty percent (50%) of the voting stock of a Party, or (iii) which is directly or indirectly controlled by the ultimate parent company of a Party. The foregoing notwithstanding, for the purposes of this Agreement: (i) Eos and its Subsidiary Affiliates shall not be considered Affiliates of SENOTHERAPEUTIX; and (ii) SENOTHERAPEUTIX and its Affiliates shall not be considered Affiliates of Eos.

1.2 “Change of Control” of a Party means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates shall have occurred to a Third Party; and/or (ii) the stockholders of such Party shall have approved of a plan or proposal for the liquidation or dissolution of the company; and/or (iii) any person or entity (whether individually or as part of a group) shall have become the owner, directly or indirectly, beneficially or of record, of greater than fifty (50%) percent of the voting stock or other ownership interest or interest in the profits of such Party.

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1.3 “Control(s)” or “Controlled” means the possession by a Party of (i) with respect to materials, data or information, physical possession or the right to such physical possession of those items, with the right to provide them to Affiliates; and (ii) with respect to intellectual property rights, rights sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement with any Third Party.

1.4 “Covered” (or the like) means, with respect to a given Eos Product, that the making, using, sale, offer for sale or import of such Eos Product, but for ownership of, or a license granted in this Agreement under, the relevant Patent would infringe a Valid Claim of such Patent in the country of use, sale, offer for sale or import on the date of such activity, or in the country of manufacture on the date of manufacture.

1.5 “Effective Date” has the meaning set forth in the introductory paragraph of the Agreement.

1.6 “Eos IP” is defined in Section 4.1.2.

1.7 “Eos Product” means a product comprising a Licensed Compound that is developed and approved for marketing as a “drug” under the Federal Food, Drug, and Cosmetic Act, as amended, (“FFD&C Act”) or equivalent non-US laws and/or regulations, i.e., a substance intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals (FFDCA Section 201(g)(1)(B)) and/or an article (other than food) intended to affect the structure or function of the body of man or other animals (FFDCA Section 201(g)(1)(C)).

1.8 “Eos Program(s)” means a research and/or development program initiated or otherwise undertaken by or on behalf of Eos or its Affiliates, either alone or in conjunction with a Third Party, and directed to the development of Eos Products for use in the Field.

1.9 “Excluded Compounds” means the specific compounds listed on Schedule 1.9.

1.10 “Excluded SENOTHERAPEUTIX IP” means any and all Patents, know-how and any other intellectual property rights and rights in confidential or proprietary information, that are or were Controlled by SENOTHERAPEUTIX or an SENOTHERAPEUTIX Affiliate as of the Effective Date or at any time during the term of this Agreement, to the extent such Patents or other intellectual property rights relate to: (i) methods and materials of quantifying a senescent cell population of a subject; (ii) SENOTHERPEUTIX’s platform technologies used to generate and evaluate new geropeptides and oncopeptides, including testing potencies for health-span and lifespan outcomes and as anticancer agents (the protective effect of increasing mitochondrial membrane potential and/or apoptotic effect that is selectively senolytic and/or oncolytic); (iii) relate to the uses outside of the Field (e.g., treatment or prevention of cancer, in gene therapy, or for cosmetics and supplements); and/or (iv) have been acquired from a Third Party following the Effective Date.

1.11 “Field” means the diagnosis, cure, mitigation, treatment, or prevention of disease in humans and/or use as an article, other than food, cosmetics or supplements, intended to affect the structure or function of the body of a human, including the treatment or prevention of health-span or lifespan indications in humans; but excluding the diagnosis, cure, mitigation, treatment, or prevention of cancer and neoplastic diseases and use in or with gene-therapy.

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1.12 “Licensed Compound” means a peptide, except for an Excluded Compound, that has, as of or prior to the third (3rd) anniversary of the Effective Date, been synthesized by or on behalf of SENOTHERPEUTIX and meets the following criteria:

(i)	has a length greater than 4 amino acids;

(ii)	has one or more of the following characteristics: (a) a logP lower than 0.1, (b) a charge of at least positive 1, (c) one or more positively charged amino acids, and (d) one or more of Arg(R) and/or Lys(K) residues; and

(iii)	as of or prior to the third (3rd) anniversary of the Effective Date, been evaluated by or on behalf of SENOTHERAPEAUTIX and determined to provide one or both of the following effects: (a) a protective effect of increasing mitochondrial membrane potential, and/or (b) an apoptotic effect that is selectively senolytic and/or oncolytic.

Licensed Compounds include the specific compounds listed on Schedule 1.12.

1.13 “Marketing Approval” means, with respect to an Eos Product in a country or jurisdiction, the approvals, clearances or waivers (other than pricing approvals), if any, necessary for the marketing or commercialization of such Eos Product in such country or jurisdiction.

1.14 “In-Licensed SENOTHERAPEUTIX IP” means SENOTHERAPEUTIX IP that has come to be Controlled by SENOTHERAPEUTIX by assignment, license or other grant to SENOTHERAPEUTIX from a Third Party (“Third Party License”).

1.15 “Net Sales” means the gross amounts invoiced by Eos and its Affiliates, and their sublicensees, on sales or other dispositions of Eos Products, less the following deductions from such invoiced amounts which are actually incurred: (i) trade, cash and quantity discounts or rebates; (ii) credits or allowances for billing errors, damaged, outdated, returned, rejected or recalled Eos Products, and uncollectible amounts on previously sold Eos Products and retroactive price reductions; (iii) any charges for insurance, freight, and other transportation costs related to the delivery of Eos Products; (iv) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of Eos Products (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and (v) any import or export duties or their equivalent borne by the seller.

1.16 “Patent(s)” means a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, pipeline protection, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

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1.17 “Prosecution” means, with respect to a Patent, preparing, filing, prosecuting and maintaining such Patent, including any opposition proceedings, reissue, post-grant reviews, inter partes review, re-examination and applications for patent term extensions, and all appeals or petitions to any agency, board or court related to any of the foregoing. When used as a verb, “Prosecute” means to engage in Prosecution.

1.18 “SENOTHERAPEUTIX IP” means any and all Patents, know-how and any other intellectual property rights and rights in confidential or proprietary information, that are Controlled by SENOTHERAPEUTIX and its Affiliates as of the Effective Date or at any time during the term of this Agreement and are necessary or reasonably useful to conduct an Eos Program and develop and market Eos Products; excluding the Excluded SENOTHERAPEUTIX IP.

1.19 “SENOTHERAPEUTIX Program” means any research and/or development program initiated or otherwise undertaken by or on behalf of SENOTHERAPEUTIX or its Affiliates, either alone or in conjunction with a Third Party, excluding research and/or development programs directed to the use of Licensed Compounds in the Field.

1.20 “Services Term” means the period of time beginning on the Effective Date and ending on the earlier of: (i) three (3) years from the Effective Date and (ii) a Change of Control of Eos.

1.21 “Technical Information and Material” means all compositions of matter (including biological samples), techniques and data and other know-how and technical information, including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information.

1.22 “Territory” means the entire world.

1.23 “Third Party” means an entity that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.24 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been irretrievably abandoned, revoked, declared invalid or unenforceable by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction in such country; or (iii) been admitted by SENOTHERAPEUTIX to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim under any application for a Patent included in SENOTHERAPEUTIX IP that has been pending in a country for seven (7) years or less from the first to occur of (i) the date that such application enters into a national phase in such country, or (ii) the date of the first direct filing of such application in such country and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

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Article 2: License Grants

2.1 License Grant. Subject to the terms and conditions of this Agreement, SENOTHERAPEUTIX grants Eos a worldwide, exclusive, right and license, under the SENOTHERAPEUTIX IP, to practice such SENOTHERAPEUTIX IP in the conduct of Eos Programs and to research, develop, make, use, sell, have sold, offer for sale and import Eos Products solely for use in the Field. The rights and licenses granted to Eos in this Section 2.1 include the right to sublicense to Affiliates and Third Parties solely as set forth in Section 2.3.

2.2 In-Licensed SENOTHERAPEUTIX IP.

2.2.1 To the extent SENOTHERAPEUTIX does not Control sufficient rights to grant the full scope of the foregoing license, but does Control sufficient rights to grant a subset of the scope of such license (for example, a non-exclusive license or a license only with respect to certain territories), the foregoing license shall be deemed to extend only to that subset of rights that are Controlled by SENOTHERAPEUTIX.

2.2.2 Notwithstanding anything in this Agreement to the contrary, the license granted to Eos in Section 2.1 (and, if applicable, consistent with Section 2.2.1) under any In-Licensed SENOTHERAPEUTIX IP shall be contingent upon, and subject to, Eos’s agreement to comply with the applicable terms of the Third Party License and Eos’s assumption of or agreement to reimburse SENOTHERAPEUTIX for (at SENOTHERAPEUTIX’s option) any payments or other consideration due to a Third Party pursuant to the applicable Third Party Agreement(s) as a result of Eos’s (or its sublicensee’s) exercise of rights granted under the Third Party License. The full amount of any such payments or other consideration shall be borne by Eos if such payments or other consideration arise solely as a result of Eos’s exercise of rights granted under the Third Party Agreement, and otherwise shall be borne on a pro-rata basis to be agreed to by the Parties.

2.3 Sublicensees. Any sublicense of the rights and/or licenses granted in Section 2.1 or 2.6 shall be pursuant to a written sublicense agreement, the terms of which shall be consistent with, and conform to, the applicable obligations and conditions of this Agreement. Each Party will deliver to the other Party a true and accurate, reasonably redacted copy of each such sublicense agreement within ten (10) days of its execution. In the event of any such sublicense, the Party granting such sublicense shall continue to remain primarily liable for all liabilities and obligations under this Agreement, including, if applicable, the payment obligations set forth in Section 5.1.

2.4 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 2: are limited to the scope expressly granted, and that no other rights under either Party’s Patents or other intellectual property rights are, or shall be deemed to be, granted by this Agreement.

2.5 Grant Back. Subject to the terms and conditions of this Agreement, Eos grants SENOTHERAPEUTIX a worldwide, exclusive, right and license, under the Eos IP, to practice such Eos IP for the conduct of any SENOTHERAPEUTIX Program and to make, use, sell, have sold, offer for sale and import products or process resulting from, created in, or developed by such SENOTHERAPEUTIX Programs. Subject to Section 2.3, the rights and licenses granted to SENOTHERAPEUTIX in this Section 2.6 include the right to sublicense (through multiple tiers) to Third Parties.

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Article 3: Services

3.1 Services. During the Services Term, SENOTHERAPEUTIX will provide to Eos those services which SENOTHERAPEUTIX performs in respect of its own business that Eos requires in the ordinary course of its business and reasonably requests of SENOTHERAPEUTIX, including: (i) accounting and financial recordkeeping and reporting services, risk management services, information technology services, personnel and human resource management and payroll services, and other internal “back office” services; (ii) making available certain of its employees for the purpose of providing Eos research and development services; and (iii) such other services agreed to by the Parties (collectively, the “Services”).

3.2 Compensation for Services. Eos shall pay SENOTHERAPEUTIX for Services SENOTHERAPEUTIX’s fully burdened cost for providing the Services plus ten percent (10%), or such other amount as agreed to by the Parties.

3.3 Quality and Level of Services; Limitations.

3.3.1 SENOTHERAPEUTIX’s sole obligation in making available certain of its employees in providing Services shall be to use reasonable efforts to provide certain of its employees to Eos. If, for any reason, SENOTHERAPEUTIX determines that it desires to cease providing the services of any employee, or if any employee should resign, be terminated or cease to be employed by SENOTHERAPEUTIX for any reason, then such Services provided by such employee shall immediately cease.

3.3.2 Nothing in this Agreement shall require SENOTHERAPEUTIX to assign any contracts to Eos or to seek any Third Party consents, approvals or authorizations for the benefit of Eos or its Affiliates.

3.3.3 SENOTHERAPEUTIX warrants that it shall use reasonable efforts to perform the Services, in a manner generally consistent with performance of similar services for its own business. SENOTHERAPEUTIX makes no warranty, express or implied, with regard any work product or data resulting from such Services.

3.3.4 SECTION 3.3.3 STATES SENOTHERAPEUTIX’S ENTIRE WARRANTY OBLIGATIONS REGARDING THE SERVICES, AND IS EXCLUSIVE OF ANY OTHER WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE.

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3.4 Access to Facilities. During the Services Term, all authorized personnel of Eos shall be permitted access to SENOTHERAPEUTIX’ facilities located at K2 Biolabs, 2710 Reed Road, Suite 160, Houston, TX 77051 (“Facilities”) during regular business hours, with or without notice to SENOTHERAPEUTIX, in order to conduct it regular business. Such access shall include but are not limited to conducting general business functions, meetings, testing, training and research and development. Eos and their and its personnel shall comply with all terms and conditions of the real property lease between SENOTHERAPEUTIX and its landlord, and with all Facilities policies and rules, with respect to the use of the Facilities.

3.5 Relationship of Parties. The Parties agree that, in the performance of this Agreement, they are and shall remain independent contractors. Nothing contained in this Agreement shall constitute either Party as agent, attorney, representative, or proxy of the other Party for any purpose or in any sense whatsoever, and nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties. Each Party agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of the other Party and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, each Party understands and agrees that consistent with its independent contractor status, neither it nor its employees or agents will apply for any of the other Party’s government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. Such Party’s exclusion from benefit programs maintained by the other Party is a material component of this Agreement. To the extent a Party or its employees or agents may become eligible for any benefit programs maintained by the other Party (regardless of timing or reason for eligibility), such Party hereby waives its right to participate in the programs. Each Party shall defend, indemnify and hold the other Party harmless from any and all claims made by of its personnel on account of an alleged failure by the other Party to satisfy any tax or withholding obligations.

Article 4: Intellectual Property

4.1 Ownership and Assignment.

4.1.1 SENOTHERAPEUTIX IP. Subject to the license granted by SENOTHERAPEUTIX to Eos hereunder, as between the Parties, SENOTHERAPEUTIX retains all right, title and interest in and to the SENOTHERAPEUTIX IP.

4.1.2 Eos IP. As between SENOTHERAPEUTIX and Eos, Eos will own all Patents, know-how and any other intellectual property rights in all Technical Information and Materials invented, authored or otherwise created in connection with the performance of Services and that exclusively relate to an Eos Program (the “Eos IP”), and SENOTHERAPEUTIX hereby assigns to Eos all of its rights, title and interest in and to and Eos IP. Eos shall have, at its sole discretion and expense, the sole right (but not the obligation) to control the preparation, filing, prosecution and maintenance of its rights in and to the Eos IP, including Patents therefor.

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4.1.3 General IP. Subject to Eos’s ownership of Eos IP and to the license granted by SENOTHERAPEUTIX to Eos hereunder, all Patents, know-how and any other intellectual property rights in and to Technical Information and Materials that are invented, authored or otherwise created jointly by personnel of two or more Parties in connection with the performance of Services will be solely owned by SENOTHERAPEUTIX (“General IP”); , and Eos hereby assigns to SENOTHERAPEUTIX all of its rights, title and interest in and to and General IP. SENOTHERAPEUTIX shall have, at its sole discretion and expense, the sole right (but not the obligation) to control the preparation, filing, prosecution and maintenance of its rights in and to the General IP, including Patents therefor.

4.1.4 Further Assurances. The Parties shall cooperate with each other to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording documents.

4.1.5 Inventorship. Any determination of inventorship with respect to any Patent within the Eos IP or General IP shall be determined in accordance with United States patent laws.

4.2 Prosecution of SENOTHERAPEUTIX IP.

4.2.1 Prosecution and Maintenance. As between the Parties, SENOTHERAPEUTIX shall, at its sole discretion and expense, have the sole right to Prosecute Patents within the SENOTHERAPEUTIX IP (“SENOTHERAPEUTIX Patents”). SENOTHERAPEUTIX shall keep Eos informed of all material developments in the Prosecution of the SENOTHERAPEUTIX Patents pertaining to Licensed Compounds and Eos Products for use in the Field. SENOTHERAPEUTIX will take into consideration Eos’s reasonable comments related to the Prosecution of SENOTHERAPEUTIX Patents to the extent such comments relate to Licensed Compounds and Eos Products for use in the Field and are timely provided and it is practicable to do so. SENOTHERAPEUTIX will Prosecute SENOTHERAPEUTIX Patents in good faith with reasonable consideration of the interests of Eos as a licensee under the patents in the Field, as well as the interests of SENOTHERAPEUTIX and other licensees of the SENOTHERAPEUTIX Patents. SENOTHERAPEUTIX shall, and shall cause its Affiliates to, in the course of Prosecution of SENOTHERAPEUTIX Patents, reasonably consider opportunities to separate from a SENOTHERAPEUTIX Patent and separately claim, in one or more separate Patent applications, subject matter limited to only the use of Eos Products in the Field (“Eos-Specific Claims) (e.g., by filing a divisional application of a SENOTHERAPEUTIX Patent containing only Eos-Specific Claims. If SENOTHERAPEUTIX elects to cease Prosecution of any SENOTHERAPEUTIX Patent that contains any Eos-Specific Claim, it shall promptly notify Eos in writing of such decision at least thirty (30) days before the date any action or payment is required in order to prevent the abandonment of rights to such SENOTHERAPEUTIX Patent, in which event Eos shall have the right, but not the obligation, at its sole discretion and expense, to Prosecute only the Eos-Specific Claims in such SENOTHERAPEUTIX Patent.

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4.2.2 Cost Sharing. Eos acknowledges that the SENOTHERAPEUTIX Patents may disclose and claim subject matter covering, but not limited to, the making and/or using of Licensed Compounds and/or Eos Products in the Field, and may also disclose and claim subject matter licensed, or of interest, to Third Parties. Accordingly, Eos agrees to pay a percentage of the portion of costs and expenses associated with the Prosecution of those SENOTHERAPEUTIX Patents the claims of which encompass the composition of matter of a Licensed Compound and/or an Eos Product, a method of making a Licensed Compound and/or an Eos Product, and/or a method of using a Licensed Compound and/or an Eos Product in the Field (“Cost Sharing Patents”), as set forth herein. Eos shall reimburse SENOTHERAPEUTIX for reasonable, out-of-pocket costs incurred by SENOTHERAPEUTIX or its Affiliates or sublicensees from and after the Effective Date in the Prosecution of Cost Sharing Patents in the Territory as follows: (1) with respect to any Patents solely containing claims limited only to Eos-Specific Claims (“Eos-Specific Patents”), Eos shall be responsible for reimbursing SENOTHERAPEUTIX for one hundred percent (100%) of such costs; and (2) with respect to any other Cost Sharing Patents, Eos shall be responsible for reimbursing SENOTHERAPEUTIX for twenty percent (20%) of such costs; provided that in each case ((1) and (2)) SENOTHERAPEUTIX shall be solely responsible for costs associated with any adversarial Prosecution proceedings, including but not limited to any opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding relating to any issued Cost Sharing Patent.

4.3 Cooperation. Eos shall cooperate with and assist SENOTHERAPEUTIX in the Prosecution of SENOTHERAPEUTIX Patents and General Patents.

4.4 Enforcement.

4.4.1 Infringement; Notice. Each Party shall give the other Party written notice of any actual or threatened infringement of any SENOTHERAPEUTIX Patents by an unlicensed Third Party (an “Alleged Infringer”) through the making, having made, using, selling, offering for sale or importing of an Eos Product for use in the Field (a “Product Infringement”) within thirty (30) days after such Party has knowledge of such Product Infringement.

4.4.2 Infringement Action by Eos. Eos, upon written notice to SENOTHERAPEUTIX, shall have the first right to seek to abate any Product Infringement of an Eos-Specific Patent, including initiating and prosecuting any legal action with respect to such Product Infringement, (an “Infringement Action”), at its expense, and to control the defense of any declaratory judgment action relating to such Product Infringement. In initiating and prosecuting such legal action, Eos act in good-faith and use reasonable efforts to ensure that it does not negatively impact, in an unreasonable manner, the Prosecution, scope, validity or enforceability of any SENOTHERPEUTX Patent other than an Eos-Specific Patent, including any with respect to any Licensed Compound, use outside the Field or method of making Licensed Compounds. SENOTHERAPEUTIX shall cooperate with Eos (as may be reasonably requested by Eos), including, if necessary, by being joined as a party. Eos shall reimburse SENOTHERAPEUTIX for its direct, out-of-pocket costs associated with SENOTHERAPEUTIX’s above cooperation, as requested by Eos. Eos shall not enter into any settlement or compromise that would affect the scope, validity, enforcement, exclusivity or duration of any SENOTHERAPEUTIX Patent or SENOTHERAPEUTIX’s rights under this Agreement, or that would impose a financial obligation on SENOTHERAPEUTIX, or impose any admission of guilt or liability on SENOTHERAPEUTIX without SENOTHERAPEUTIX’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

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4.4.3 Infringement Action by SENOTHERAPEUTIX.

(a) Except as set forth in Section 4.4.2 for Eos-Specific Patents, SENOTHERAPEUTIX shall have the sole right seek to abate any infringement of a SENOTHERAPEUTIX Patent or other SENOTHERAPEUTIX IP at is sole discretion. At the request of Eos, the Parties will discuss in good faith the enforcement of any SENOTHERAPEUTIX Patent, other than an Eos-Specific Patent, against an Alleged Infringer for a Product Infringement. If SENOTHERAPEUTIX agrees to institute any action described in the Section 4.4.3(a), the Parties shall agree on the terms applicable thereto, including an allocation of the costs therefore and any recoveries.

(b) In the event that Eos elects not to initiate, within ninety (90) days of a notice received or provided pursuant to Section 4.4.1, an Infringement Action or to prosecute such Infringement Action, if SENOTHERAPEUTIX has a good faith belief that there is a Product Infringement, SENOTHERAPEUTIX shall have the right to seek to abate such Product Infringement, including initiating an Infringement Action, and to control the defense of any declaratory judgment action relating to a Product Infringement, at its expense. At Eos’s request, SENOTHERAPEUTIX shall meet with Eos in person to discuss the basis on which SENOTHERAPEUTIX has a good faith belief that there is a Product Infringement. Such meeting shall take place with ten (10) Business Days of Eos’s request at a place of business of Eos or SENOTHERAPEUTIX or another mutually agreeable location. Eos shall cooperate with SENOTHERAPEUTIX (as may be reasonably requested by SENOTHERAPEUTIX), including, if necessary, by being joined as a party. SENOTHERAPEUTIX shall reimburse Eos for its direct, out-of-pocket costs associated with Eos’s above cooperation, as requested by SENOTHERAPEUTIX. SENOTHERAPEUTIX shall not enter into any settlement of, or consent to an adverse judgment in, any Infringement Action brought under this Section 4.4.3 that would affect the scope, exclusivity or duration of any Eos-Specific Patent or any Eos-Specific Claim in any SENOTHERAPEUTIX Patent or any of Eos’s rights under this Agreement without Eos’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.4.4 Cooperation. In connection with any Infringement Action under this Section 4.4, Eos and SENOTHERAPEUTIX will reasonably cooperate and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice at its own expense for any action set forth in this Section 4.4.

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4.4.5 Recoveries. Any recovery obtained by either or both Eos and SENOTHERAPEUTIX in connection with or as a result of any Infringement Action contemplated by this Section 4.4, whether by settlement or otherwise, shall be shared in order as follows:

(a) Each Party shall recoup all of its costs and expenses incurred in connection with such Infringement Action (on a pro-rata basis); and

(b) The Party initiating such Infringement Action shall retain any remainder; except in the event Eos is such Party, such remainder (i) representing compensation for lost sales, a reasonable royalty or lost profits shall be deemed Net Sales and subject to the royalty payments to SENOTHERAPEUTIX under Section 5.3 and (ii) any remaining amount that represents additional damages (for example, enhanced or punitive damages) shall be shared equally by the Parties.

Article 5: Consideration

5.1 Up-Front Consideration. The rights and licenses granted to Eos hereunder are in consideration for the issuance to SENOTHERAPEUTIX of a nominal portion of the equity of Eos as of the date of formation of Eos (which shall be reflected and included in the capital contribution made by SENOTHERAPEUTIX to Eos).

5.2 Milestone Payments. Eos will pay SENOTHERAPEUTIX the following non-refundable, non-creditable “Milestones Payments” upon the achievement of the corresponding milestone event by or on behalf of Eos, its Affiliates or any of their sublicensees with a Eos Product:

5.2.1 Development and Regulatory Milestones.

Milestone Event	Payment Amount
First dosing of first patient in a Phase 3 (or pivotal/registration) trial in the Territory	$15M
First Marketing Approval in the Territory	$25M

5.2.2 Commercial Milestones.

Milestone Event	Payment Amount
First occurrence of aggregate calendar year Territory Net Sales reaching $100M	$10M
First occurrence of aggregate calendar year Territory Net Sales reaching $250M	$25M
First occurrence of aggregate calendar year Territory Net Sales reaching $500M	$50M

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5.2.3 Multiple Milestone Payments. With respect to Eos Products, each Milestone Payment shall be paid only the first time that a Eos Product achieves such milestone. All Milestone Payments shall be made within thirty (30) days following achievement of the corresponding milestone.

5.2.4 Skipped Milestone Events. If any Milestone Payment triggering event is skipped for a particular Eos Product, the Milestone Payment that would otherwise have been due for such skipped Milestone Payment triggering event shall be due and payable on the occurrence of the next to occur Milestone Payment triggering event for such Eos Product.

5.3 Royalties.

5.3.1 Royalty Rates Prior to Generic Product Commercialization. On a Eos Product-by-Eos Product and country-by-country basis, during any period during which either (a) there is a Valid Claim Covering the Eos Product in such country, or (b) no Generic Product of such Eos Product is lawfully being sold in such country, Eos shall pay SENOTHERAPEUTIX a percentage of Net Sales of such Eos Products in the Territory (“Royalty Payment”) based on the following royalty rates:

(i)	5% of aggregate Territory calendar year Net Sales up to and including US$500 Million;

(ii)	6% of aggregate Territory calendar year Net Sales greater than US$500 Million and up to and including US$2 Billion; and

(iii)	7% of aggregate Territory calendar year Net Sales greater than of US$2 Billion.

5.3.2 Royalty Rates Following Generic Product Commercialization. On a Eos Product-by-Eos Product and country-by-country basis, during any period during which (a) there is not a Valid Claim Covering the Eos Product in such country and (b) a Generic Product of such Eos Product is lawfully being sold in such country, Eos shall pay SENOTHERAPEUTIX five percent (5%) of Net Sales of such Eos Product in the Territory (also a “Royalty Payment”).

5.3.3 Offset of Third Party Royalty Payments. In the event that Eos obtains a license under, or ownership of, a patent owned or controlled by a Third Party, which patent would be infringed by the using, selling, offering for sale or importing of an Eos Product in the Field in the Territory, and which patent Eos believes, in good faith, is valid and enforceable, then royalty payments owed to SENOTHERAPEUTIX on such Eos Product (on a product-by-product and country-by-country basis) shall be reduced by fifty percent (50%) of the amount of royalty payments paid to such Third Party by Eos, its Affiliate, or sublicensees for such license under, or ownership of, such patent; provided that such reduction cannot in any calendar quarter reduce royalties due to SENOTHERAPEUTIX under this Agreement by more than fifty percent (50%).

License and Service Agreement	CONFIDENTIAL	Page 12

5.3.4 Parties Shared Intent with Royalty Structure. The Parties acknowledge and agree that the Royalty Payments (including the royalty rates and term for such Royalty Payments) are in consideration for the licenses and rights granted by SENOTHERAPEUTIX to Eos with respect to both the Patents and Know-How, the provision of the materials and/or the structure and/or sequence of molecules, and have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculation of such royalties and the payment of such royalties by Eos to SENOTHERAPEUTIX.

5.3.5 Challenge of SENOTHERAPEUTIX Patents. During the Term of this Agreement, Eos shall not, either itself or through or with a Third Party or any Affiliate, directly or indirectly, challenge the validity, patentability or enforceability of, or otherwise oppose, anywhere in the world and any patent within the SENOTHERAPEUTIX IP. The Parties agree that breach of this provision is deemed a material breach of the Agreement.

5.3.6 No Authorization of Generic Products. Unless otherwise mutually agreed to by the Parties, Eos shall not license or authorize, under any rights owned, controlled or licensed to Eos, including any rights in or to any regulatory filings, Marketing Approvals or granted by a regulatory authority, a Third Party to develop, market or sell a Generic Product.

5.4 Accounting. All payments hereunder shall be made in the United States in United States Dollars. Conversion of foreign currency to United States Dollars shall be made at the average monthly rate of exchange, using Bloomberg foreign exchange rates, using the conversion rates beginning the second to last business day of the month preceding the month in which such sales are recorded and ending on the second to last business day of the month in which the sales are recorded.

5.5 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes and interest and penalties thereon (to the extent applicable). Eos shall make any applicable withholding payments due on behalf of SENOTHERAPEUTIX and shall provide SENOTHERAPEUTIX upon request with such written documentation regarding any such payment as available to Eos relating to an application by SENOTHERAPEUTIX for a foreign tax credit for such payment with the United States Internal Revenue Service. SENOTHERAPEUTIX shall provide all information necessary to determine if withholding taxes are applicable.

5.6 Records and Audit. Eos and its Subsidiary Affiliates and sublicensees shall keep, for at least three (3) years from the end of the calendar year to which they pertain, complete and accurate records sufficient to allow the accuracy of the payments hereunder to be confirmed. At the request of SENOTHERAPEUTIX, which shall not be made more frequently than once per calendar year, upon at least thirty (30) days’ prior written notice from SENOTHERAPEUTIX, and at the expense of SENOTHERAPEUTIX (except as otherwise provided herein), Eos shall permit an independent certified public accountant selected by SENOTHERAPEUTIX to inspect (during regular business hours) the relevant records required to be maintained by Eos and its Subsidiary Affiliates and sublicensees under this Section. Results of any such review shall be binding on both Parties absent manifest error. If any review reveals a deficiency in amounts due to SENOTHERAPEUTIX, then (a) Eos shall promptly pay SENOTHERAPEUTIX the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more for any consecutive twelve (12) month period, Eos shall, within thirty (30) days of invoice therefor, pay the out-of-pocket costs and expenses incurred by SENOTHERAPEUTIX in connection with the review.

License and Service Agreement	CONFIDENTIAL	Page 13

Article 6: TERM AND TERMINATION

6.1 Term. This Agreement shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties, including with respect to the payment of Milestones and Royalty Payments, have passed or expired.

6.2 Termination. Each Party may terminate this Agreement upon notice to the other Party upon a material breach by the other Party of any terms or conditions of this Agreement that is not corrected within thirty (30) days after receipt of written notice describing such breach. SENOTHERAPEUTIX may terminate this Agreement upon notice to Eos if Eos goes into liquidation, or a receiver or a trustee is appointed for Eos and is not removed within one hundred twenty (120) days, or Eos makes an assignment for the benefit of creditors, and whether any of such events are the outcome of Eos’s voluntary act, or otherwise. Eos may terminate this Agreement upon sixty (60) days’ written notice to SENOTHERAPEUTIX.

6.3 Sublicensees. Termination of this Agreement shall not be construed as a termination of any sublicense, and thereafter each sublicensee shall be considered a direct licensee of SENOTHERAPEUTIX, provided that (i) Eos has first represented and warranted to SENOTHERAPEUTIX that, to Eos’s actual knowledge, as of the effective date of such termination, such sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such sublicensee agrees in writing to assume all applicable obligations of Eos under this Agreement.

6.4 Effect of Termination or Expiration. Termination of this Agreement shall immediately terminate the license granted to Eos in Section 2.1. Upon termination or expiration of this Agreement, the terms and conditions of this Agreement that, by their terms or nature, require performance following the termination or expiration of this Agreement shall survive such termination or expiration, including without limitation, Articles 5, 8, 9 and 10, and Sections 5.6, 6.3, and 6.4. In addition, the obligations of Article 6 shall survive any termination of this Agreement.

License and Service Agreement	CONFIDENTIAL	Page 14

Article 7: Confidential Information

7.1 Obligations. During the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”) will keep confidential, and will cause its employees, consultants (including without limitation, academic collaborators, CROs and manufacturers), professional advisors, Affiliates and, in the case of Eos, Sublicensees, to keep confidential, all Confidential Information of the other Party (“Disclosing Party”). The Receiving Party shall not use any Confidential Information of the Disclosing Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder or as expressly permitted in this Section 7.1. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if the Receiving Party must make any such disclosure of the Disclosing Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use reasonable efforts to assist the Disclosing Party in efforts to secure confidential treatment of such information required to be disclosed.

7.2 Limited Disclosure and Use. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s officers, employees, consultants, agents or Affiliates, or in the case of Eos, sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons receiving the Disclosing Party’s Confidential Information are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. SENOTHERAPEUTIX and Eos shall not disclose nor transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by law, and except as otherwise expressly permitted under this Section 7.2. Each Party shall take such action, and shall cause its Affiliates, and in the case of Eos, sublicensees, to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. The Receiving Party, upon the request of the Disclosing Party, will return all the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement.

Article 8: Indemnification

8.1 By Eos. Eos shall indemnify, defend, and hold SENOTHERAPEUTIX, its Affiliates and their respective employees, agents, officers and directors harmless from and against any and all Third Party demands, claims, actions, suits, proceedings, judgments, assessments, costs, expenses, losses, damages, liabilities, fines, and penalties (including, without limitation, reasonable attorneys’ fees) (collectively, “Loss”) alleged against any of the foregoing persons or entities arising out of or relating to (i) Eos’s, its Affiliates’ and sublicensees’ practice of the SENOTHERAPEUTIX IP; (ii) the manufacture, use, sale or import of any product, process or service by Eos or its Affiliates or their respective sublicensees; and/or (iii) Eos’s or its Affiliates’ or sublicensees’ breach of Section 2.1.

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8.2 Mutual. Each Party shall indemnify, defend and hold the other Party and its Affiliates and their respective employees, agent, officers and directors harmless from and against any and all Third Party Loss alleged against any of the foregoing persons or entities arising out of or relating to bodily injury or property damage caused by such Party’s gross negligence or willful misconduct.

8.3 Procedure for Claims. Each indemnified Party shall give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification hereunder. Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. The indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such Loss on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in cooperating with the indemnifying Party in its defense of a Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

Article 9: MISCELLANEOUS; Notices

9.1 Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by Eos without SENOTHERAPEUTIX’ prior written consent, except that Eos may assign this Agreement in its entirety to a successor as a result of an assignment, merger, sale of all or substantially all of its business, or similar change in control. SENOTHERAPEUTIX may assign this Agreement upon written notice to Eos. Each provision in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement. This Agreement may not be amended, supplemented or modified except by a writing signed by both Parties. The failure of a Party to enforce any condition or part of this Agreement shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, excluding the conflicts of laws provisions thereof. The headings of the sections and subsections of this Agreement are for convenience only and are not a part hereof. The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

9.2 Notices. All notices and consents shall be in writing, effective upon receipt, and shall be delivered personally, mailed by registered or certified mail (return receipt requested, postage prepaid), or sent by express courier service, to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

Notices to SENOTHERAPEUTIX:	Notices to Eos:

SENOTHERAPEUTIX, Inc.	Eos SENOLYTIX, Inc.

Attention: , Controller	Attention: Kevin Slawin, MD, CEO
Attention:	Email: kslawin@eossenolytix.com
Telephone:	Telephone: +1 (305) 809-6920

All notices and consents shall become effective: (a) upon delivery if given in person; (b) two (2) business days after submission to the overnight service; or (c) five (5) business days after mailing. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous communications and understandings between the Parties, written or oral, relating to this subject matter.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representative.

SENOTHERAPEUTIX, Inc.		Eos SENOLYTIX, Inc.

By:	/s/ Kevin Slawin, M.D.	By:	/s/ Kevin Slawin, M.D.
Name:	Kevin Slawin, M.D.	Name:	Kevin Slawin, M.D.
Title:	CEO	Title:	CEO
Date:		Date:

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Schedule 1.9

Excluded Compounds

PTC-2111

PTC-2116

PTC-2119

PTC-2132

PTC-2110

PTC-2128

License and Services Agreement	Schedule 1.9

Schedule 1.12

Licensed Compounds

PTC-2101

PTC-2105

PTC-2107

PTC-2113

PTC-2118

License and Services Agreement	Schedule 1.12